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                                                                 EXHIBIT 6.2

                    INSTRUMENT OF FORGIVENESS OF INDEBTEDNESS

         As an accommodation to VITAL LIVING PRODUCTS, INC., a Delaware corporation ("Debtor"), and to induce Debtor to account for its indebtedness to the undersigned creditor, C. WILBUR PETERS ("Creditor"), for loans, advances and forbearances and to issue its Note of even date herewith payable to the order of Creditor in the principal amount of $3,035,535.00 (the "Note"), such principal amount being the amount of its total indebtedness to Creditor for loans, advances and forbearances as of the date hereof, less the amount of indebtedness of Debtor to Creditor that is forgiven hereby, Creditor hereby forgives and forever releases and discharges Debtor from its obligation to pay $2,042,244.00 of Debtor's total indebtedness to Creditor for loans, advances and forbearances as of the date hereof (the portion of the total indebtedness to Creditor that is so forgiven being referred to herein as the "Discharged Indebtedness").

         Creditor further acknowledges and agrees that, after giving effect to the forgiveness of indebtedness effected hereby, the total indebtedness of Debtor to Creditor as of the date hereof for loans, advances and forbearances is equal to and represented by the principal amount of the Note.

         This instrument may be entered as proof of the satisfaction and discharge of the Discharged Indebtedness.

         IN WITNESS WHEREOF, Creditor has duly executed and delivered this instrument, under seal as a sealed instrument, this 30th day of June, 1999.



                                        /s/ C. Wilbur Peters    [SEAL]
                                        C. Wilbur Peters